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Exhibit 10(f)
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                                 March 6, 1995



Mr. ______________
Scott Paper Company
Scott Plaza
Philadelphia PA  19113

Dear _____:

     In consideration of your continued employment and valuable services to the Company, Scott Paper Company (the "Company" or "Scott") agrees that in the event your employment is involuntarily terminated by the Company without cause, you will receive the following:

1. A lump sum payment in cash in an amount equal to three times your annual base salary at the time of termination paid to you within 30 days of the effective date of any termination.

2. A lump sum payment in cash in an amount equal to the previous year's incentive payment, multiplied by a fraction, the numerator of which is the number of whole months from the beginning of the calendar year to the date of termination and the denominator of which is 12.

3. All outstanding unvested stock options shall become vested on the effective date of any termination, and restrictions on any restricted stock shall be removed on such effective date, or, at the Company's option, you shall be paid the cash equivalent of the value of such unvested options and restricted stock as of such date using the share price at the close of business on such date.

4. Continuation of health and life insurance benefits provided to Company executives from time to time for a period of up to three years from the date of termination, provided that the Company may provide substantially equivalent benefits to you in the event your continued participation in the Company's benefit plans is inappropriate after you have terminated employment, and provided that the benefits shall be reduced to the extent you become entitled to substantially similar benefits through subsequent employment or otherwise at no cost or a similar cost to you.

     "Cause," as used herein, shall include the following actions or omissions: the continued failure to perform your duties as a senior executive, including but not limited to meeting expectations and performance goals; the failure to implement proper directions or engaging in insubordination; or engaging in conduct injurious to the Company, monetarily or otherwise.
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     The benefits provided under this Letter Agreement are in lieu of any benefits payable to you under the Company's Termination Pay Plan. This Agreement does not change, alter or amend any agreement regarding a termination resulting from or following a "change in control" which is the subject of a separate agreement with you and, following a change in control, such separate agreement shall supercede this agreement. In addition, this agreement does not supersede or change any other agreements, including those relating to confidentiality and to restrictions on your ability to work for a competitor after your termination. This Letter Agreement also does not constitute an agreement to employ you for any specified period of time, but only provides for certain benefits upon termination of that employment by the Company.

     Please signify your acceptance by signing the enclosed extra copy of this Letter Agreement and returning one fully executed copy to me.

                              Very truly yours,

                              SCOTT PAPER COMPANY



                              By:
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Accepted



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